Exhibit 4.6

Execution Version

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made as of August 23, 2023 by and among Apexigen, Inc. (as successor to Brookline Capital Acquisition Corp. (“BCAC”)), a Delaware corporation (“Apexigen”), Pyxis Oncology, Inc., a Delaware corporation (“Pyxis Oncology”), and Broadridge Corporate Issuer Solutions, LLC, a Pennsylvania limited liability company (the “Warrant Agent” or “Broadridge”) as successor to Continental Stock Transfer & Trust Company (“Continental”).

RECITALS

WHEREAS, Apexigen and the Warrant Agent (as successors to BCAC and Continental, respectively) are parties to that certain Warrant Agreement, dated as of July 29, 2022 (the “Existing Warrant Agreement”);

WHEREAS, BCAC engaged in an initial public offering (the “SPAC IPO”) of units of BCAC’s equity securities, each such unit comprised of one share of common stock of BCAC, par value $0.0001 per share (“BCAC Common Stock”), and one-half of one redeemable Public Warrant (as defined below) (the “BCAC Units”) and, in connection therewith, issued and delivered 2,875,000 warrants to public investors in the SPAC IPO (the “Public Warrants”);

WHEREAS, on January 28, 2021, BCAC entered into a Units Subscription Agreement with Brookline Capital Holdings LLC, a Delaware limited liability company (the “SPAC Sponsor”), pursuant to which the SPAC Sponsor purchased an aggregate of 247,000 Units simultaneously with the closing of the SPAC IPO at a purchase price of $10.00 per Unit and in connection therewith, issued and delivered an aggregate of 123,500 warrants bearing the legend set forth in Exhibit B to the Existing Warrant Agreement (the “Private Placement Warrants”);

WHEREAS, BCAC entered into that certain Business Combination Agreement, dated as of March 17, 2022, by and among BCAC, Project Barolo Merger Sub, Inc., a Delaware corporation (“de-SPAC Merger Sub”), and Apexigen America, Inc. (“Apexigen America”) providing for the merger (the “de-SPAC Merger”) of Apexigen America with and into de-SPAC Merger Sub, with Apexigen America surviving the de-SPAC Merger as a wholly-owned subsidiary of BCAC and BCAC being renamed as Apexigen, Inc.;

WHEREAS, BCAC issued and sold, effective as of immediately prior to the effective time of the de-SPAC Merger, an aggregate of 1,502,000 shares of BCAC Common Stock and warrants to purchase an aggregate 751,000 shares of BCAC Common Stock for an exercise price of $11.50 per share of BCAC Common Stock (the “PIPE Financing Warrants”);

WHEREAS, the Public Warrants, the Private Placement Warrants, and the PIPE Financing Warrants (together, the “Warrants”) are governed by the Existing Warrant Agreement;

WHEREAS, Apexigen, Pyxis Oncology, and Ascent Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Pyxis Oncology (“Merger Sub”), entered into that certain Agreement and Plan of Merger, dated as of May 23, 2023 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Apexigen (the “Merger”), with Apexigen continuing as a wholly-owned subsidiary of Pyxis Oncology;

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, at the closing of the Merger (the “Closing”), Apexigen will become a wholly-owned subsidiary of Pyxis Oncology, and Pyxis Oncology will be the resulting public company, obligor for the Warrants and issuer of the securities deliverable upon exercise of the Warrants;

WHEREAS, the consummation of the transactions contemplated by the Merger Agreement constitute the closing of a consolidation, merger, sale or conveyance requiring the successor or purchasing entity to execute an amendment to the Existing Warrant Agreement pursuant to Section 4.4 thereof providing for delivery of an Alternative Issuance (as such term is defined in the Existing Warrant Agreement);

WHEREAS, Pyxis Oncology has obtained all necessary corporate approvals to enter into this Agreement and to consummate the transactions contemplated herein (including the assignment and assumption of the Existing Warrant Agreement and the related exchange of the Warrants for warrants to subscribe for shares of Pyxis Oncology’s common stock, par value $0.001 per share (“Pyxis Oncology Common Stock”), on the conditions provided for herein) and by the Existing Warrant Agreement;

WHEREAS, Apexigen desires to assign all of its right, title and interest in the Existing Warrant Agreement to Pyxis Oncology, and Pyxis Oncology wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that Apexigen and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders (as defined in the Existing Warrant Agreement) (i) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders, and (ii) to provide for the delivery of an Alternative Issuance pursuant to Section 4.4 of the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
ASSIGNMENT AND ASSUMPTION; CONSENT

Section 1.1 Assignment and Assumption. Apexigen hereby assigns to Pyxis Oncology all of Apexigen’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and Pyxis Oncology hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of Apexigen’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately following the Closing, and at the effective time (the “Effective Time”) of the Merger. At the Effective Time, (i) each Warrant will be exchanged for a warrant to subscribe for shares of Pyxis Oncology Common Stock pursuant to the terms and conditions of the Existing Warrant Agreement (as amended hereby); (ii) Pyxis Oncology will replace Apexigen as the “Company” or otherwise under the Existing Warrant Agreement; and (iii) Apexigen will hereby be released as the “Company” or otherwise under the Existing Warrant Agreement.

Section 1.2 Consent. The Warrant Agent hereby consents to (i) the assignment of the Existing Warrant Agreement by Apexigen (as successor to BCAC) to Pyxis Oncology pursuant to Section 1.1 hereof, and the assumption of the Existing Warrant Agreement by Pyxis Oncology from Apexigen pursuant to Section 1.1 hereof, (ii) the continuation of the Existing Warrant Agreement in full force and effect from and after the Effective Time, subject at all times to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement and (iii) the release effected by Section 1.1 hereof.

ARTICLE II
AMENDMENT OF EXISTING WARRANT AGREEMENT

Apexigen and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Article II, effective at the Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Article II are with respect to matters or questions arising under the Existing Warrant Agreement as Apexigen and the Warrant Agent deem (i) shall not adversely affect the rights of the Registered Holders under the Existing Warrant Agreement or (ii) to provide for the delivery of an Alternative Issuance pursuant to Section 4.4 of the Existing Warrant Agreement.

Section 2.1 Acknowledgment; Assignment and Assumption. Apexigen hereby confirms that (A) either (i) Continental has resigned its duties as Warrant Agent by providing Apexigen with sixty (60) days’ notice in writing to Apexigen or (ii) Continental is otherwise incapable of acting as Warrant Agent and (B) Apexigen has provided Continental with notice of the appointment of a successor Warrant Agent in accordance with Section 8.2.2 of the Existing Warrant Agreement. Broadridge is hereby appointed as the Warrant Agent as successor to Continental under the Existing Warrant Agreement, and shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent; provided, however, that each of Apexigen and Pyxis Oncology acknowledges that Broadridge is not a corporation organized and existing under the laws of the State of New York, nor does Broadridge have its principal office in the Borough of Manhattan, City and State of New York, nor is Broadridge a trust company authorized under state laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority, and Apexigen hereby waives such requirements set forth in Section 8.2.1 of the Existing Warrant Agreement; provided, further that Broadridge is not assuming: (i) any liabilities of Continental, or (ii) any claims that Apexigen or any other party may have against Continental arising in connection with the Existing Warrant Agreement. All references in the Existing Warrant Agreement to Continental Stock Transfer & Trust Company as Warrant Agent shall be deemed to refer instead to Broadridge Corporate Issuer Solutions, LLC, a Pennsylvania limited liability company, as Warrant Agent. The Existing Warrant Agreement is amended to give effect to the assignment, assumption and release effected in Article I hereof.

Section 2.2 Notice. The address for notices to Apexigen, Inc. set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

Pyxis Oncology, Inc.

321 Harrison Avenue

Boston, MA 02118

Attention: Lara Sullivan, M.D.

Email: LSullivan@pyxisoncology.com

With copies (which shall not constitute notice) to:

Sidley Austin LLP

555 California Street, Suite 2000

San Francisco, CA 94104

Attention: Asher M. Rubin, Frank F. Rahmani and Istvan A. Hajdu

Email: arubin@sidley.com

The address for notices to the Warrant Agent set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

Broadridge Corporate Issuer Solutions, LLC
51 Mercedes Way
Edgewood, New York 11717
Attn: Corporate Actions Department

with a copy (which shall not constitute notice) to:

Broadridge Financial Solutions, Inc.,
2 Gateway Center, Newark, New Jersey 07102
Email: legalnotices@broadridge.com
Attn: General Counsel

Section 2.3 Alternative Issuance. The Existing Warrant Agreement is amended to provide that, at the Effective Time and in accordance with the terms of the Warrants, each Warrant outstanding as of immediately prior to the Effective Time shall automatically and without any action on the part of the holder thereof, cease to represent a warrant to purchase Apexigen Common Stock, and shall be assumed and converted as of the Effective Time into a warrant to acquire, on substantially similar terms and conditions as were applicable under such Warrant, (A) a number of shares of Pyxis Oncology Common Stock determined by multiplying (1) the number of shares of Apexigen Common Stock subject to such Warrant immediately prior to the Effective Time by (2) 0.1725 (the “Exchange Ratio”) (rounded down to the nearest whole share), with (B) an exercise price per share equal to (1) the exercise price per share of such Warrant as of immediately prior to the Effective Time, divided by (2) the Exchange Ratio (rounded up to the nearest whole cent) (with any fractional shares to be dealt with in accordance with the terms of such Warrants).

ARTICLE III
MISCELLANEOUS PROVISIONS

Section 3.1 Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Merger.

Section 3.2 Examination of the Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit proof of ownership of such holder’s Warrant to the Warrant Agent.

Section 3.3 Governing Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

Section 3.4 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 3.5 Entire Agreement. Except to the extent specifically amended or superseded by the terms of this Agreement, all of the provisions of the Existing Warrant Agreement shall remain in full force and effect, as assigned and assumed as provided herein, to the extent in effect on the date hereof, and shall apply to this Agreement, mutatis mutandis. This Agreement and the Existing Warrant Agreement, as assigned, assumed and modified by this Agreement, constitute the complete agreement between the parties and supersede any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the date first written above.

APEXIGEN, INC. (as successor to BCAC)

By:	/s/ Francis Sarena
Name: Francis Sarena
Title: President and Chief Operating Officer

PYXIS ONCOLOGY, INC.

By:	/s/ Pamela Connealy
Name: Pamela Connealy
Title: Chief Financial Officer and Chief Operating Officer

BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC (as Warrant Agent and successor to Continental)

By:	/s/ John P. Dunn
Name: John P. Dunn
Title: Sr. Vice President

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]